SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                  Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  March 9, 1999

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

Colorado                     0-17267             84-1095959
(State or other            (Commission        (I.R.S. Employer
jurisdiction               File Number)       Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado       80202
(address of principal executive offices)          (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated March 9, 1999, the text of which follows:

     Denver, Colorado -- Mallon Resources Corporation (Nasdaq:
"MLRC") reported today that initial drilling on its new La Jara Canyon acreage in the San Juan Basin of New Mexico indicates the presence of substantial natural gas reserves on the block. The Company believes the discoveries will enable it to continue its rapid pace of reserve growth over the next several years.

     Mallon drilled six wells scattered across its 39,000 acre La Jara Canyon block in order to make a preliminary assessment of the acreage's reserve potential. One development well and three exploratory wells were successfully completed. One exploratory well is still being tested. Among the four completed wells, production was established in the San Jose, Nacimiento, Ojo Alamo, and Pictured Cliffs Formations, at depths ranging between 1,200 and 3,600 feet. One exploratory well, drilled in the southern-most portion of the block, was a dry hole. Mallon is currently revising its 1999 drilling program to incorporate the La Jara Canyon acreage.

     George O. Mallon, Jr., Chairman, stated, "We are very encouraged by the La Jara Canyon drilling results to date, although we have only scratched the surface with just six wells on this huge block. We are confident that development of La Jara Canyon, combined with our ongoing development of East Blanco, will enable Mallon to continue to increase its proved oil and gas reserves at a rate of approximately 50% per year over the next three years."

     Last week, Mallon reported that year-end 1998 oil and gas reserves rose 58% to 91.7 billion cubic feet of natural gas equivalents. This performance followed a 51% increase in reserves during 1997, the first year of Mallon's accelerated reserve development program.

     Kevin M. Fitzgerald, Mallon's Executive Vice President, noted, "While our primary focus at La Jara Canyon was the Ojo Alamo and San Jose Formations, reserves there appear to be much more diversified, with additional significant accumulations in the Nacimiento and Pictured Cliffs. By having tested gas reserves in four different formations, we believe that we have maintained or increased La Jara Canyon's reserve potential, while substantially reducing drilling risks and increasing the probability of success as the acreage is developed."

     Mallon has identified a large number of drilling locations at La Jara Canyon, most of which have at least two primary targets, and a substantial portion of which have three or four primary targets.

     All six La Jara Canyon wells encountered the four main formations in this multiple pay-zone environment, although the productivity of individual formations varied from well to well. While most of the wells will require further testing, the following is a brief summary of individual well results to date:

     Jicarilla 30-03-33 No. 2: This development well is one quarter mile from East Blanco. A 32 foot interval was perforated in the Ojo Alamo and tested at a stabilized rate of 710 thousand cubic feet (mcf) of gas per day. In addition, the San Jose flowed at a stabilized rate of 290 mcf per day, without stimulation. This well is expected to produce at higher rates after it is hydraulically fractured.

     Jicarilla 30-03-34 No. 1: This exploratory well, drilled as a 1.5 mile step-out from East Blanco, has been classified as a discovery well. It has pay in the San Jose, Nacimiento, Ojo Alamo and Pictured Cliffs Formations. The well will be completed when a pipeline connection is extended underneath a highway to the site, which should occur during second quarter 1999.

     Jicarilla 29-02-9 No. 1: This exploratory well, drilled approximately seven miles from East Blanco, has been classified as a discovery well. It flowed naturally at a stabilized rate of 520 mcf per day from a 44 foot interval in the San Jose, which is the highest natural rate the Company has encountered in the San Jose. In addition, the Pictured Cliffs formation tested 470 mcf per day at a stabilized flow rate, after artificial fracturing. Other intervals remain to be tested.

     Jicarilla 29-02-20 No. 1: This exploratory well, drilled approximately seven miles from East Blanco, is currently testing gas from the San Jose while recovering fracturing fluids. Other San Jose intervals remain to be tested. A brief test was run on the Fruitland Coal in this well because gas shows encountered during drilling were unusually high for this area. Although the well flowed gas at sub-commercial rates, analysis of coal sample cuttings indicate a high gas content in the coal. When time allows, long-term production tests will be run on the coal.

     Jicarilla 28-02-4 No. 1: This exploratory well, drilled approximately ten miles from East Blanco, has been classified as a discovery well in the Pictured Cliffs and Nacimiento Formations. A 48 foot Nacimiento interval flowed at a stabilized rate of 720 mcf per day without fracturing. The Pictured Cliffs sand is well developed and consistent with the pay encountered in the 9 No. 1 well. In addition, a 17 foot Ojo Alamo interval tested 260 mcf of gas and 240 barrels of water per day, without fracturing.

     Jicarilla 28-02-11 No. 1: This southern-most wildcat well was drilled approximately 12 miles from East Blanco. It was determined to be a dry hole.

     Mallon entered into a Minerals Development Agreement covering La Jara Canyon's 39,000 acres with the Jicarilla Apache
Tribe in 1998.  The acreage, which is adjacent to the Company's
East Blanco Gas Field in Rio Arriba County, tripled the Company's acreage holdings in the area.

     The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect the Company's operations. These and other risk factors that affect the Company's business are discussed in the Company's Annual Report.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."


                       Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       Mallon Resources Corporation


March 10, 1999         By: __/s/ Roy K. Ross_____________________
                           Roy K. Ross, Executive Vice President